Results of November 11, 2004 and January 10, 2005 shareholder meetings
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting, consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

	    			Votes			Votes
				For			Withheld
Jameson A. Baxter		8,707,090		474,934
Charles B. Curtis		8,700,325		481,699
Myra R. Drucker			8,690,770		491,254
Charles E. Haldeman, Jr.	8,683,718		498,306
John A. Hill			8,692,010		490,014
Ronald J. Jackson *		8,711,217		470,807
Paul L. Joskow			8,710,188		471,836
Elizabeth T. Kennan		8,696,695		485,329
John H. Mullin, III		8,689,394		492,630
Robert E. Patterson		8,699,297		482,727
George Putnam, III		8,687,314		494,710
A.J.C. Smith **			8,708,294		473,730
W. Thomas Stephens		8,693,521		488,503
Richard B. Worley		8,672,730		509,294


January 10, 2005 meeting

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:


			Votes     	Votes
			For		Against		Abstentions
			6,116,998	371,208		2,548,393


A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:


			Votes		Votes
			For		Against		Abstentions
			6,118,867    	364,126 	2,553,606


A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:


			Votes		Votes
			For		Against		Abstentions
			6,188,987	287,894		2,559,718


A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

                    Votes	      Votes
	               	For		Against	Abstentions
 	6,094,692	350,722	     2,591,185



*  Mr. Jackson retired from the Board of Trustees on June 10,
2005.

**  Mr. Smith resigned from the Board of Trustees on January 14,
2005.

All tabulations are rounded to the nearest whole number.